EXHIBIT 5.2 AND 23.3

OPINION OF REGISTRANT’S COUNSEL

May 3, 2005

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

Ladies and Gentlemen:

Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-4 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), its offer to exchange its 2005 Series A 3 1/4% Convertible Notes due 2023 (the “New Notes”) along with a cash payment for its 2003 3 1/4% Convertible Notes due 2023 (the “Old Notes”). The New Notes are to be issued pursuant to an indenture (the “Indenture”) between the Company and the Bank of New York, as Trustee. Shares of the Company’s Common Stock, par value $1.00 per share (the “Shares”), are issuable upon conversion of the New Notes, as described in the Registration Statement.

I have examined such documents and such matters of fact and law that I have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, I am of the opinion that the Shares issuable upon conversion of the New Notes have been duly authorized and reserved for issuance and, when issued and delivered upon conversion of the New Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above, and further consent to the reference to my name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement, without admitting that I am an expert within the meaning of the Securities Act.

Very truly yours,

/S/ RAYMOND B. OSTROSKI

Raymond B. Ostroski Senior Vice President, General Counsel and Corporate Secretary